SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2008

MOOG INC.
(Exact name of registrant as specified in its charter)

New York	1-5129	16-0757636
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

East Aurora, New York	14052-0018
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (716) 652-2000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Indenture

On June 2, 2008, Moog Inc. (“Moog”) entered into an indenture, dated as of June 2, 2008, with Wells Fargo Bank, National Association, as trustee (the “Indenture”), relating to the issuance of $200 million in aggregate principal amount of its 7¼% senior subordinated notes due 2018 (the “Notes”). The Notes were issued and sold on June 2, 2008.

Interest, Maturity and Ranking

The Notes will mature on June 15, 2018, and interest on the Notes is payable semi-annually in arrears on each June 15 and December 15, commencing December 15, 2008. Interest will be payable to holders of record on the June 1 and December 1 immediately preceding the related interest payment date, and will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Notes are unsecured senior subordinated obligations of Moog, which are (i) subordinated to all existing and future senior debt of Moog, including indebtedness under Moog’s senior bank credit facility, (ii) effectively subordinated to any existing and future debt and other liabilities of Moog’s subsidiaries, (iii) equal with all existing and future unsecured senior subordinated debt of Moog, including Moog’s 6¼% senior subordinated notes maturing on January 15, 2015, and (iv) senior to all future debt of Moog that expressly provides that it is subordinate to the Notes.

Optional Redemption

At any time prior to June 15, 2011, Moog may on one or more occasions redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 107.250% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest payable on or prior to the redemption date), using the net cash proceeds of one or more equity offerings by Moog, provided that (i) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Moog or its subsidiaries), and (ii) the redemption occurs within 120 days of the date of the closing of such equity offering.

At any time prior to June 15, 2013, Moog may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus (iii) a make whole premium (as described in the Indenture) at the redemption date.

On or after June 15, 2013, Moog may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest, if any, to the applicable redemption date, on the Notes redeemed (subject to the right of holders of record on the relevant record date to receive interest payable on or prior to the redemption date), if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2013	103.625%
2014	102.417%
2015	101.208%
2016 and thereafter	100.000%

Certain Covenants

Subject to the suspension condition (described below), the covenants contained in the indenture governing the Notes will, among other things, limit our ability and the ability of our restricted subsidiaries to: (i) borrow money or sell preferred stock; (ii) create liens; (iii) pay dividends on or redeem or repurchase stock or make certain payments; (iv) make certain types of investments; (v) restrict dividends or other payments from subsidiaries to us; (vi) enter into transactions with affiliates; (vii) guarantee debt; and (viii) sell certain assets or merge with or into other companies.

If Moog meets the suspension condition, Moog and its restricted subsidiaries will cease to be subject to certain covenants. Moog will meet the suspension condition under the Indenture if the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and if we are not in default under the Indenture. Moog currently does not meet the suspension condition.

Events of Default

Upon a continuing event of default, the trustee or the holders of 25% or more of the principal amount of the Notes may declare the Notes immediately due and payable, except that a default resulting from entry into a bankruptcy or insolvency with respect to Moog, any significant subsidiary of Moog or any restricted subsidiaries that, taken together, would constitute a significant subsidiary of Moog, will automatically cause all Notes to become due and payable. Each of the following constitutes an event of default under the Indenture:

●	default in payment when due of the principal of, or premium, if any, on the Notes;

●	default for 30 days in the payment when due of interest or additional interest on the Notes;

●	failure by Moog or any of its restricted subsidiaries to comply with its covenants relating to a change of control, asset sales or mergers;

●	failure by Moog or any of its restricted subsidiaries for 30 days after notice to comply with any of the other agreements in the Indenture;

●
default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by Moog or any of its restricted subsidiaries, whether such indebtedness or guarantee now exists or is created after the date the Notes are issued, if that default: (i) is caused by a payment default; or (ii) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $25 million or more;

●	failure by Moog or any of its restricted subsidiaries to pay final judgments aggregating in excess of $25 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

●
certain events of bankruptcy or insolvency described in the Indenture with respect to Moog or any significant subsidiary of Moog or any restricted subsidiaries of Moog that, taken together, would constitute a significant subsidiary of Moog.

The holders of a majority in principal amount of the Notes then outstanding may, by notice to the trustee, waive on behalf of the holders of all of the Notes any existing default or event of default and its consequences under the Indenture except a default or event of default in the payment of principal, interest, additional interest or premium, if any, on the Notes.

If any event of default occurs by reason of any willful action or inaction taken or not taken by or on behalf of Moog with the intention of avoiding payment of the premium that Moog would have had to pay if Moog then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Registration Rights Agreement

On June 2, 2008, Moog entered into a registration rights agreement with Banc of America Securities LLC, J.P. Morgan Securities, Inc., HSBC Securities (USA) Inc. and Greenwich Capital Markets, Inc. relating to the offering of the Notes (the “Registration Rights Agreement”). The Registration Rights Agreement obligates Moog, if the restrictive legend on the Notes has not been removed and the Notes are not freely tradable as of the 365th day after the date the Notes are issued (1) to use reasonable best efforts to consummate an exchange offer for notes substantially identical to the Notes that are registered under the Securities Act of 1933, as amended, and (2) if required, to have a shelf registration statement declared effective with respect to resales of the Notes, in each case, within the time periods specified in the registration rights agreement. Under the Registration Rights Agreement, if Moog fails to satisfy certain obligations, including, if required, filing obligations, Moog will be in default and obligated to pay additional interest on the Notes up to a maximum of 1.0% per annum. This additional interest will cease to accrue once such default is remedied or the Notes become freely tradable.

Item 2.03 Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOOG INC.

Dated: June 2, 2008	By:	/s/ Jennifer Walter
	Name:	Jennifer Walter
Controller